Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JUNE CASH DISTRIBUTION
        DALLAS, Texas, June 19, 2007 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.096552 per unit, payable on July 16, 2007, to unit holders of record on June 29, 2007.
        This month’s distribution increased just slightly from the previous month. While oil prices were higher, there was decreased production and higher capital costs for this period. This would primarily reflect production for the month of April. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
        Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 52,389 bbls and 227,654 mcf. The average price for oil was $59.87 per bbl and for gas was $7.26 per mcf. Capital expenditures were approximately $1,909,864. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales Volumes		Average Price

	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month	52,389	227,654	$59.87	$7.26
Prior Month	55,068	239,679	$53.74	$7.38
        For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 877 .228.5085